EXHIBIT 5.1

[COMPANY LETTERHEAD]

August 18, 2009

The Cleveland Electric Illuminating Company
c/o FirstEnergy Corp.
76 South Main Street
Akron, Ohio  44308

Re: The Cleveland Electric Illuminating Company, Registration Statement on Form S-3
(Registration No. 333-153608-05)

Ladies and Gentlemen:

I am Associate General Counsel of FirstEnergy Corp., an Ohio corporation, and have acted as counsel for its subsidiary The Cleveland Electric Illuminating Company, an Ohio corporation (the “Company”).  This opinion is furnished in connection with the registration, pursuant to a Registration Statement on Form S-3 (the “Registration Statement”), filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Act”), of the offering and sale by the Company of $300,000,000 aggregate principal amount of its First Mortgage Bonds, 5.50% Series due 2024 (the “Bonds”) issued under a Mortgage and Deed of Trust, dated July 1, 1940, between the Company and JP Morgan Chase Bank, N.A., as successor trustee (the “Trustee”), as heretofore amended and supplemented including by the Ninetieth Supplemental Indenture, dated as of August 1, 2009 (as so amended and supplemented, the “Mortgage”) and sold pursuant to the terms of an Underwriting Agreement, dated August 13, 2009, among Goldman, Sachs & Co., KeyBanc Capital Markets Inc. and UBS Securities LLC as Representatives of the Underwriters listed on Schedule I thereto (collectively, the “Underwriters”) and the Company (the “Underwriting Agreement”).  This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Act.

In connection with this opinion, I or persons under my supervision or control have reviewed originals or copies, certified or otherwise identified to my satisfaction, of the Mortgage, the form of the Bonds, the Underwriting Agreement, the Company’s Amended and Restated Articles of Incorporation, the Company’s Amended and Restated Code of Regulations and the minutes of the meetings of the Board of Directors of the Company authorizing the issuance and sale of the Bonds.  In addition, I or persons under my supervision or control have reviewed originals, or copies certified or otherwise identified to my satisfaction, of such other instruments, certificates, records, receipts and documents and such certificates or comparable documents of public officials and of officers and representatives of the Company, and have reviewed such questions of law, as I have deemed necessary or appropriate for purposes of this opinion.  In such review, I have also relied upon a certificate of an officer of the Trustee as to the Trustee’s due authorization, execution and delivery of the Mortgage and the authentication of the Bonds and have assumed that, except for documents signed by officers of the Company, the signatures on all documents examined by me or persons under my supervision or control are genuine, which assumptions I have not independently verified.

Based upon the foregoing, and subject to the qualifications and limitations stated herein, I am of the opinion that the Bonds have been validly issued and constitute valid and binding obligations of the Company.

My opinion is subject to and qualified and limited by (i) applicable bankruptcy, insolvency, fraudulent transfer and conveyance, reorganization, moratorium and similar laws affecting mortgagees’ and other creditors’ rights and remedies generally and (ii) general principles of equity, including without limitation, concepts of materiality, reasonableness, good faith and fair dealing and the possible unavailability of specific performance or injunctive relief (regardless of whether considered in a proceeding in equity or at law); (iii) principles of commercial reasonableness and unconscionability and an implied covenant of good faith and fair dealing; (iv) the power of the courts to award damages in lieu of equitable remedies; (v) securities and other laws and public policy underlying such laws with respect to rights to indemnification and contribution; and (vi) the laws of the United States and the laws of the State of Ohio and the Commonwealth of Pennsylvania where the property covered by the Mortgage is located, affecting the remedies for the enforcement of the security provided for therein.

I am a member of the Bars of the State of Ohio and the Commonwealth of Pennsylvania, and this opinion is limited to the laws of the State of Ohio and the Commonwealth of Pennsylvania.

I consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of my name in the prospectus and prospectus supplement forming a part of the Registration Statement under the caption “Legal Matters.”  In giving this consent, I do not thereby admit that I am within the category of persons whose consent is required under Section 7 of the Act and the rules and regulations thereunder.

Very truly yours,

/s/ Wendy E. Stark

Wendy E. Stark
Associate General Counsel